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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
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/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Winland Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001

Dear Fellow Shareholder:

    We invite you to attend a Special Meeting of Shareholders of Winland Electronics, Inc., which will be held in                        , at            on Tuesday, August 21, 2001.

    The meeting is called upon a demand for a special meeting that the Company received from Dyna Technology, Inc., a Utah corporation solely owned by Ralph I. Call and his spouse, Nola D. Call. Dyna Technology seeks to remove all the directors who currently serve on your Board of Directors and to replace your directors with its own nominees. Dyna Technology's demand for a special meeting did not state any facts representing cause for which it seeks to remove the current directors.

    THE BOARD OF DIRECTORS OPPOSES THE PROPOSAL TO REMOVE AND REPLACE CURRENT DIRECTORS AND URGES YOU TO VOTE "AGAINST" IT.

    We encourage you to read the proxy statement carefully. Please sign, date and return the enclosed WHITE proxy card promptly in the postage-paid envelope provided.

    We understand that you may receive proxy soliciting materials from Dyna Technology and its representatives asking you to vote for the removal and replacement of current directors. Your Board urges you not to return any proxy card you may receive from Dyna Technology or its representatives. If you have already executed a proxy card you received from them, you have every legal right to change your vote. Simply sign and date the enclosed WHITE proxy card, and return it in the envelope provided. Only your latest-dated proxy card counts.

    Your vote is important. We urge you to vote your shares as soon as possible, regardless of whether you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting. Please note that, if you hold your shares in the name of a brokerage firm, bank, bank nominee or other institution and you wish to vote in person at the Special Meeting, you must contact the person responsible for your account and obtain the necessary documents that will allow you to so cast your vote.

    If you have any questions or need assistance in voting your shares, please call Innisfree M&A Incorporated, the firm that will solicit proxies on our behalf, at their toll-free number, 1-888-750-5834.

                      Sincerely,

                      Lorin E. Krueger
                       President and Chief Executive Officer

WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held
Tuesday, August 21, 2001

TO THE SHAREHOLDERS OF WINLAND ELECTRONICS, INC.:

    A Special Meeting of Shareholders of Winland Electronics, Inc. will be held at            , Minnesota, at      on Tuesday, August 21, 2001. The Special Meeting is being held at the demand of Dyna Technology, Inc., which holds more than 10% of the Company's outstanding Common Stock. The business to be transacted at the Special Meeting is limited to the following purpose that was given in Dyna Technology's demand:

    To simultaneously remove all incumbent directors from the Board of Directors of the Company and to elect all of the following individuals to serve as directors of the Company:

Ralph I. Call	James J. Kamp	Robert L. Ring
Steven A. Fraley	Thompson H. Davis	Gerald E. Brown
Paul R. Holzhueter

    Your Board of Directors unanimously urges you to vote "AGAINST" Dyna Technology's proposal by signing, dating and returning the WHITE proxy card in the enclosed postage-paid envelope.

    Accompanying this Notice of Special Meeting is a Proxy Statement and a form of Proxy. If you have questions or need any assistance in voting your shares, please contact the firm assisting us in the matter, Innisfree M&A Incorporated, at their toll-free number, 1-888-750-5834.

    Only shareholders of record as shown on the books of the Company at the close of business on June 25, 2001 will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Lorin E. Krueger
                       President and Chief Executive Officer

Dated:            , 2001
Mankato, Minnesota

WINLAND ELECTRONICS, INC.

SPECIAL MEETING OF SHAREHOLDERS
to be held
Tuesday, August 21, 2001

PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Winland Electronics, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies for use at the Special Meeting of Shareholders of the Company (the "Special Meeting") to be held on at            , on Tuesday, August 21, 2001, at             the location and for the purposes set forth in the Notice of Special Meeting, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to shareholders on or about            , 2001

    Under Minnesota corporate law and pursuant to the Company's bylaws, the Company is required to call the meeting because it received a demand for such a meeting from Dyna Technology, Inc. which holds more than ten percent (10%) of the Company's outstanding stock. Dyna Technology seeks to remove the current board members and replace the incumbent directors with its own nominees. Dyna Technology's demand for a special meeting did not state any facts representing "cause" for which it seeks to remove the current directors. The Board of Directors is soliciting the enclosed proxy and recommends a vote AGAINST Dyna Technology's proposal.

    All of the Company's directors serve as a single class, until the next regular meeting of the shareholders, and until their respective successors are elected and qualified, or until the earlier death, resignation, disqualification, or removal of the respective director as provided by statute. According to Minnesota law, shareholders may remove directors at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. Thus, the approval of Dyna Technology's proposal requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

    Only shareholders of record at the close of business on June 25, 2001 are entitled to notice of and to vote at the Special Meeting. As of such date, the Company had [2,952,313] outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on the matter brought before the Special Meeting. Under the Company's Bylaws, the holders of a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business.

    Any shareholder giving a Proxy may revoke it any time prior to its use at the Special Meeting by giving written notice of such revocation to the Secretary or any other officer of the Company or by filing a later dated written Proxy with an officer of the Company. Personal attendance at the Special Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to an officer of the Company before the revoked or superseded Proxy is used at the Special Meeting. Proxies will be voted as directed therein. Any proxies received by the Company which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted against Dyna Technology's proposal to remove and replace the incumbent directors.

    The presence at the Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of the proposal. If a shareholder abstains from voting, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum, but shall not be deemed to have been voted in favor of such matter. Abstentions and broker non-votes will have the same effect as a vote against the proposal because the adoption of the proposal requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

    The mailing address of the principal executive office of the Company is 1950 Excel Drive, Mankato, Minnesota 56001. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on or about            , 2001.

BACKGROUND TO THE SPECIAL MEETING

    On September 13, 2000, Dyna Technology, Inc. filed a Schedule 13G with the Securities and Exchange Commission("SEC") reporting that it owned 300,000 shares of the Company's Common Stock representing 10.37% of the Company's outstanding shares. Ralph I. Call is the Chief Executive officer of Dyna Technology and, together with his wife, the sole shareholder of Dyna Technology. On three separate occasions between September 13, 2000 and November 22, 2000, W. Kirk Hankins, then the Chief Executive Officer of the Company, attempted to contact Mr. Call by telephone to discuss Mr. Call's interest in the Company. In each of the three attempts, Mr. Hankins did not speak to Mr. Call but left a message for Mr. Call asking him to return the call. Mr. Call later acknowledged receiving one of these messages from his wife, but denies receiving the other two messages. Despite receiving at least one of the messages, Mr. Call did not return Mr. Hankins's call or otherwise attempt to contact Mr. Hankins.

    Mr. Call first contacted the Company by letters dated October 10, 2000 addressed to the four outside directors of the Company. In that letter, Mr. Call criticized the Company's performance and requested answers to 14 specific questions. The Company's Board of Directors responded to Mr. Call's October 10, 2000 letter with a four page letter dated October 31, 2000 providing detailed responses to Mr. Call's questions. In the first paragraph of this letter, the Board stated, "Given the difficulty of responding to complex issues in written form, we would also be happy to meet with you to discuss your concerns." Each of the Company's four outside directors executed the letter.

    Mr. Call responded to each of the outside directors with a letter dated November 3, 2000 dismissing the Company's responses to his questions by writing, "I had hoped that at least one of you would have given thoughtful consideration to my questions." In closing, Mr. Call refused to meet with the Board as a group, stating, "I do not believe it would be productive for me to meet with you as a group." Mr. Call stated that he would be willing to meet with directors of the Company individually or two at time, and said that anyone interested should make an appointment with his secretary.

    On November 22, 2000, Dyna Technology filed a Schedule 13D (General Statement of Beneficial Ownership) with the Securities and Exchange Commission, reporting that it now owned 367,100 shares of the Company's common stock which represented 12.64% of the then outstanding stock of the Company. The Schedule 13D stated that "Dyna Technology intends to acquire such additional securities of the issuer as may be necessary to influence the election of directors to the Board of Directors of the issuer."

    Based on its belief that Mr. Call was unwilling to cooperate with the existing board of directors, the Board on March 5, 2000 adopted amendments to its Bylaws to establish an advance notice Bylaw provision for shareholder proposals or shareholder nominations to the Board. The Bylaw amendment required shareholders to provide any proposal or nominations for election to the Board to the Company by March 16, 2001. On that date, Dyna Technology, Inc. submitted to the Company written notice of its intention to nominate a competing slate of directors for election at the next annual meeting. In this letter, Dyna Technology stated its intention to submit to the next annual meeting certain amendments to the Company's bylaws regarding regular and special meetings of the Company's shareholders. Apart from the letters criticizing the Board described above, to the best of the Company's knowledge, Mr. Call made no attempt to contact the Company or its management to discuss his concerns before submitting his proposal to elect an alternative slate of directors.

    On March 19, 2001, Dyna Technology filed an amendment to its Schedule 13D with the SEC. According to this amendment, Dyna Technology shares voting and dispositive power over all or part of a total of 489,900 shares of the Company's common stock with Ralph I. Call, Nola D. Call, Gerald E. Brown, Thompson H. Davis, Steven A. Fraley, Paul R. Holzhueter, Valerie Holzhueter, James J. Kamp and Robert L. Ring. The Schedule 13D stated that the individuals mentioned in the filing, with the exception of Ms. Call and Ms. Holzhueter, organized a Shareholders' Protective Committee on March 15, 2001 "to engage in a proxy solicitation of shareholders of the Issuer to elect its members to the Board of Directors of the Issuer with the effect that the present Board of Directors of the Issuer will be replaced by the members of the Committee."

    Recognizing that a proxy contest would involve expenses that could seriously harm the Company, W. Kirk Hankins, then Chief Executive Officer of the Company, suggested that the parties meet in person on April 6, 2001. The meeting was held at the Mankato, Minnesota offices of Mr. Call's legal counsel. Mr. Hankins and the Company's legal counsel attended the meeting on behalf of the Company. Mr. Call chose not to attend the meeting, but participated by conference call. Paul Holzhueter, one of Mr. Call's nominees for director of the Company, also participated by cell phone from his car for approximately the first hour of the meeting and then arrived at the meeting and attended in person for the last half-hour. Communication during the call was difficult due to telephone problems. During the meeting, Mr. Hankins indicated the Company would consider allowing Dyna Technology to have minority representation on the Board. Mr. Call and Mr. Holzhueter agreed to consider possible proposals and submit a written proposal to the Company.

    By letter dated April 9, 2001, legal counsel for Dyna Technology and Mr. Call presented a proposal demanding that four of the seven members of the board resign. The proposal called for the remaining directors to elect three new directors nominated by Mr. Call and for the new board to undertake a search for a new Chief Executive Officer who would then be added to the board as a seventh member. According to the proposal, Mr. Hankins would immediately resign and Mr. Call would act as the Interim Chief Executive Officer of the Company while the search for a new CEO was underway. An employee of Mr. Call, Dallas Lemmen, was to serve as the Chief Financial Officer of the Company. The proposal also demanded that the Company be given the right to purchase the Common Stock of the Company owned by Mr. Hankins and demanded the reimbursement of Mr. Call's expenses. The Company's Board of Directors concluded from this proposal that Mr. Call had no intention to pursue any resolution of his concerns other than obtaining control of the Company. The Company rejected Mr. Call's proposal by letter from the Company's legal counsel dated April 16, 2001.

    By letter dated May 7, 2001, legal counsel for Dyna Technology and Mr. Call presented a proposal demanding that three of the seven members of the board resign. The proposal called for the remaining directors to elect three new directors nominated by Mr. Call and for the new board to undertake a search for a new Chief Executive Officer. According to the proposal, Mr. Hankins would resign, Mr. Call would act as Interim Chief Executive Officer and Dallas Lemmen would act as Interim Chief Financial Officer. The Company rejected this proposal by letter from the Company's legal counsel dated May 14, 2001.

    On May 14, 2001, the Company announced the retirement of W. Kirk Hankins effective June 1, 2001. Lorin Krueger succeeded Mr. Hankins as Chief Executive Officer on June 1, 2001. Mr. Krueger served as the Company's President and Chief Operating Officer since 1999 and has been employed by the Company for 24 years. Robert Dessalet succeeded Mr. Hankins as Chairman of the Board of Directors. Mr. Dessalet has served as director of the Company since 1985.

    On May 30, 2001 the Company received from Dyna Technology a demand for a Special Meeting of Shareholders and a demand for a shareholder list. The Company has called the Special Meeting of Shareholders to which this proxy statement relates in response to the demand from Dyna Technology.

DIRECTORS OF THE COMPANY

    The Board of Directors unanimously recommends a vote AGAINST Dyna Technology's proposal to remove and replace the current directors without cause. Unless otherwise instructed, the Proxies will be so voted.

    All of the Company's directors serve as a single class, until the next regular meeting of the shareholders, and until their respective successors are elected and qualified, or until the earlier death, resignation, disqualification, or removal of the respective director as provided by statute. The following provides some information on the Company's current directors.

Name and Age of Director/Nominee	Age	Current Position with the Company	Director Since
Lorin E. Krueger	45	President, Chief Executive Officer, Secretary and Director	1978
S. Robert Dessalet	69	Chairman of the Board of Directors	1985
Thomas J. de Petra	54	Director	1994
David L. Ewert	50	Director	1998
James P. Legus	60	Director	2000

    Lorin E. Krueger has served as Chief Executive Officer of the Company since June 1, 2001, and as President of the Company since January 1999. In addition, Mr. Krueger has served as Secretary of the Company since 1983. Mr. Krueger served as the Company's Chief Operating Officer from January 1999 until June 2001 and as its Senior Vice President of Operations from March 1987 until January 1999. Mr. Krueger has been an employee of the Company since 1976 and served as its Vice President from January 1977 to March 1987.

    S. Robert Dessalet, CPA, has served as Chairman of the Company's Board of Directors since June 1, 2001. Mr. Dessalet has been a self-employed business consultant since August 2000. He served as Director of Marketing of RJ Morse Enterprises, Inc., a precision machining company, from November 1999 to July 2000. Mr. Dessalet was self-employed as a management consultant January 1997 to November 1999. From September 1996 to January 1997, he served as Vice President-Finance and Administration of Rimage Corporation, a manufacturer of computer software duplication and finishing systems after the merger of Rimage Corporation and Dunhill Software Services, Inc. He served as Vice President-Finance and Administration of Dunhill Software Services, Inc., a software duplication company, from May 1994 to September 1995. Mr. Dessalet was a consultant for Dessalet & Associates, a business consulting firm, from January 1993 to May 1994. He was employed by National Poly Products, Inc., a producer of polyethylene packaging film in Mankato, Minnesota, from June 1968 to January 1993 in various capacities including Chief Financial Officer.

    Thomas J. de Petra has been self-employed as a management consultant since June 1999. From August 1998 to June 1999, he served as Chief Operating Officer of International Concept Development, Inc., a restaurant and hotel developer. From October 1997 to August 1998, Mr. de Petra served as Chief Operating Officer of Illuminated Media Inc., an advertising company. From February 1996 to June 1997, Mr. de Petra served as Chief Executive Officer of Nortech Forest Technologies, Inc., continuing to provide services as a consultant until October 1997. Mr. de Petra was a management consultant from June 1993 to February 1996, and he was Chief Information Officer of IDC Holdings, Ltd. from June 1993 to November 1994. Mr. de Petra was President and owner of DePetra & Associates, Inc., a financial communications firm, formerly known as First Financial Investor Relations, Inc., from August 1986 to October 1993.

    David L. Ewert has served as President of Jones Metal Products, Inc., a custom metal fabrication company, since April 1997, prior to which he served in various capacities, including Vice President, Treasurer and Controller, since he joined Jones Metal Products in August 1973. Mr. Ewert has also served as Accounting Manager for Katolight Corporation since 1991. From 1972 to December 1973, Mr. Ewert was a Staff Accountant with Frentz, Lieske and Rogers, a public accounting firm.

    James P. Legus served as Chief Executive Officer of CIVISnet Corporation, an education e-commerce company in Minneapolis, Minnesota from March 1, 2000 until April 30, 2001. From 1995 to 1999, Mr. Legus served as Chief Executive Officer and Chairman of PeopleNet Communications Corporation, a wireless mobile communications firm which he founded. Mr. Legus served as Chief Executive Officer and Chairman of Solutronix, an electronic repair company, from 1993 to 1994 and as Chief Executive Officer and Chairman of Magnetic Data Inc., a disc drive manufacturing service company which he founded, from 1982 to 1992. Prior to 1982, Mr. Legus served in various positions of the Magnetic Peripheral Division of Control Data Corporation.

OUTSTANDING SHARES AND VOTING RIGHTS

    The Board of Directors of the Company has fixed June 25, 2001 as the record date for determining shareholders entitled to vote at the Special Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Special Meeting. At the close of business on June 25, 2001, there were [2,952,313] shares of the Company's Common Stock, par value $.01 per share, issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on the proposal to be voted upon at the Special Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

    The following table provides information as of June 25, 2001 concerning the beneficial ownership of the Company's Common Stock by (i) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, (ii) each current director of the Company, (iii) the executive officers named in the Summary Compensation Table and (iv) all current executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them. Unless otherwise indicated, the business address of each of the persons named in the table is 1950 Excel Drive, Mankato, MN 56001.

Name and Address of 5% Owner or Identity of Group	Number of Shares Beneficially Owned(1)		Percent of Class(1)
W. Kirk Hankins	283,837	(2)	[9.5	%]
Lorin E. Krueger	237,354	(3)	[8.0	%]
S. Robert Dessalet	18,026	(4)	*
Thomas J. de Petra	12,000	(5)	*
David L. Ewert (6)	9,000	(5)	*
James P. Legus	3,000	(5)	*
Dyna Technology, Inc. (7)	489,900	(8)	[16.6	%]
All Current Executive Officers and Directors as a Group (10 Individuals)	472,820	(9)	[15.3	%]

*
Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)
Includes 69,842 shares held by Mr. Hankins's spouse, which shares Mr. Hankins disclaims beneficial ownership of, and 20,000 shares which may be purchased by Mr. Hankins upon exercise of currently exercisable options.

(3)
Includes 800 shares held by Mr. Krueger's spouse and 20,000 shares which may be purchased by Mr. Krueger upon exercise of currently exercisable options.

(4)
Includes 6,026 shares owned jointly by Mr. Dessalet and his spouse and 12,000 shares which may be purchased by Mr. Dessalet upon exercise of currently exercisable options.

(5)
Represents shares that may be purchased upon exercise of currently exercisable options.

(6)
Mr. Ewert's business address is Jones Metal Products, Inc., 3201 Third Avenue, Mankato, MN 56001.

(7)
Dyna Technology's business address is 325 South Cordova Avenue, LeCenter, MN 56057.

(8)
According to an Amendment to Schedule 13D filed on March 19, 2001, Dyna Technology, Inc. has the sole voting and dispositive power regarding 404,800 shares, and shares voting and dispositive power regarding 489,900 shares with Ralph I. Call, Nola D. Call, Gerald E. Brown, Thompson H. Davis, Steven A. Fraley, Paul R. Holzhueter, Valerie Holzhueter, James J. Kamp, and Robert L. Ring. The amendment to Schedule 13D indicates that the 489,900 shares were purchased with Dyna Technology, Inc. working capital and personal and bank funds of Paul R. Holzhueter and Valerie Holzhueter.

(9)
Includes 80,001 shares held by family members of officers and directors, and 147,750 shares which may be purchased upon exercise of currently exercisable options.

BOARD AND COMMITTEE MEETINGS

    During fiscal 2000, the Board of Directors held five meetings. Each director attended all of the meetings of the Board and the committees on which such director served during 2000.

    The Company's Board of Directors has four standing committees, the Audit Committee, Compensation Committee, Stock Option Committee and Nomination Committee.

    The Audit Committee is comprised of S. Robert Dessalet, CPA, Thomas J. de Petra and David L. Ewert. This committee reviews the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. During 2000, the Audit Committee met five times.

    The Compensation Committee is comprised of S. Robert Dessalet, CPA, Thomas J. de Petra, David L. Ewert and James P. Legus. This committee recommends to the Board of Directors from time to time the salaries to be paid to executive officers of the Company and any plan for additional compensation it deems appropriate. During 2000, the Compensation Committee met four times.

    The Stock Option Committee is comprised of S. Robert Dessalet, CPA, Thomas J. de Petra, David L. Ewert and James P. Legus. This committee is vested with the same authority as the Board of Directors with respect to the granting of options and the administration of the Company's Stock Option Plans. The Stock Option Committee did not meet during 2000, but took action by unanimous written consent three times.

    The Nomination Committee is comprised of S. Robert Dessalet, CPA, Lorin E. Krueger and James P. Legus. This committee recommends to the Board of Directors nominees for vacant positions on the Board. The committee was established in June 2001. This committee will consider a candidate for director proposed by a shareholder. Candidates must have broad training and experience in their chosen fields and must have achieved distinction in their activities. The committee will consider the particular expertise of each nominee and strive to achieve an appropriate breadth of skills among the board members. A shareholder who wants to propose a candidate has to comply with the provisions of the Company's bylaws regarding nominations for the election of directors. These provisions require a shareholder to provide timely notice in proper written form of the shareholder's intent to nominate a candidate. If the Company held an annual meeting in the previous year, such a notice of a shareholder is "timely" if it was provided not more than ninety (90) and not less than sixty (60) calendar days prior to the date that is one year after the prior year's annual meeting. If no annual meeting was held in the previous year, or if the date of the annual meeting changed by more than thirty (30) days from the prior year's annual meeting (the "Other Meeting Date"), the shareholder's notice is timely if it is received by the later of (i) the close of business on the date ninety (90) days prior to the Other Meeting Date or (ii) the close of business ten (10) days following the date on which the Other Meeting Date is first publicly announced. The shareholder's notice is in proper form if it includes certain specified information regarding the shareholder's name and address, the shareholder's stock ownership, existing arrangements or understandings regarding the nomination, any information regarding each nominee that would be required to be included in a proxy statement had the nominee been nominated by the Company, and the consent of each nominee to serve as director of the Company if so elected.

REPORT OF AUDIT COMMITTEE

    The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committees, Rule 4310(c)(26)(B)(ii), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

    In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A hereto), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

  (3)
  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No.1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                      Members of the Audit Committee

                        S. Robert Dessalet, CPA
                        Thomas J. de Petra
                        David L. Ewert

EXECUTIVE OFFICERS OF THE COMPANY

    The name and ages of all of the Company's executive officers and the positions held by them are listed below.

Name	Age	Position
Lorin E. Krueger	45	President, Chief Executive Officer, Secretary and Director
Jennifer A. Thompson, CPA	42	Chief Financial Officer and Treasurer
Kirk P. Hankins	39	Vice President of Sales and Marketing
Terry E. Treanor	38	Vice President of Manufacturing
Kimberley E. Kleinow	33	Vice President of Procurement and Materials
Steven W. Vogel	44	Vice President of Engineering

    The business experience of Lorin E. Krueger is set forth in the section of this Proxy Statement entitled Directors of the Company.

    Jennifer A. Thompson, CPA, has served as Chief Financial Officer since June 2001. She joined the Company as Vice President of Financial Operations in August 2000. Ms. Thompson was a principal in Riebl, Ranweiler, Christiansen, Meyer, Thompson & Co. Chtd., a public accounting firm in New Ulm, Minnesota, from October 1996 to August 2000. From September 1994 to October 1996, Ms. Thompson was self-employed as a certified public accountant.

    Kirk P. Hankins has served as Vice President of Sales and Marketing of the Company since April 1989. He served as a director of the Company from 1990 until June 2001. Mr. Hankins served as Secretary of Playtronics Corporation, a manufacturer of electronic toys, from October 1985 until March 1990, when Playtronics merged into the Company, and as Vice President of Playtronics from October 1985 until April 1989. From 1984 to 1985, Mr. Hankins was the Marketing Manager of the Company. Kirk P. Hankins is the brother of Kimberley E. Kleinow, Vice President of Procurement and Materials. Mr. Hankins has indicated that upon completion of his current term as a director of the Company, he will not be a nominee for election to the Board.

    Terry E. Treanor joined the Company in July 1994 and was elected as Vice President of Manufacturing on June 28, 1996, prior to which he served in various capacities, including Quality Assurance Manager and Operations Manager. Mr. Treanor was employed by Onan Corp., a power generation company, from January 1985 until July 1994, serving most recently as Supplier Quality Engineer.

    Kimberley E. Kleinow joined the Company in October 1991 and was elected as Vice President of Procurement and Materials on December 22, 1997, prior to which she served as Director of Materials from November 1996 to December 1997 and as Purchasing Manager from October 1991 to November 1996. Kimberley Kleinow is the sister of the Company's Vice President of Sales and Marketing, Kirk P. Hankins.

    Steven W. Vogel joined the Company in May 1994 and was elected to Vice President of Engineering on September 7, 1998, prior to which he served as Manager of Engineering from April 1996 to September 1998 and as Design Engineer from May 1994 to April 1996. From April 1988 to May 1994, Mr. Vogel served as Design Engineer for Micro-Trak Systems, Inc., a Minnesota-based agricultural electronics company.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Chief Executive Officer and to the only other executive officer whose total annual salary and bonus earned or accrued exceeded $100,000 during fiscal year 2000.

					Long Term Compensation
		Annual Compensation
Name and Principal Position	Fiscal Year						All Other Compensation ($)(1)
		Salary ($)	Bonus ($)	Other ($)	Options
W. Kirk Hankins Former Chief Executive Officer(2)	2000 1999 1998	146,300 142,000 135,000	50,000 15,787 126,582	— — —	— 10,000 32,000	(2)	2,437 3,333 3,261
Lorin E. Krueger(3) President, Chief Executive Officer and Secretary	2000 1999 1998	123,600 120,000 102,000	50,000 15,787 109,591	— — —	— 10,000 32,000	(4)	2,368 3,333 3,261

(1)
Represents contribution to the Company's 401(k) Plan for executive officer's benefit.

(2)
Mr. Hankins resigned as Chief Executive Officer of the Company in May 2001.

(3)
Mr. Krueger served as Chief Operating Officer of the Company until May 31, 2001, and succeeded Mr. Hankins as Chief Executive Officer effective June 1, 2001.

(4)
Includes options to purchase 22,000 shares of the Company's Common Stock which were previously granted in 1995 but were repriced in 1998.

Option Grants During 2000 Fiscal Year

    The Company did not grant any stock options to the executive officers named in the Summary Compensation Table in fiscal 2000. The Company has not granted any stock appreciation rights.

Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

    The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2000 and the number and value of options at December 31, 2000. The Company does not have any outstanding stock appreciation rights.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at December 31, 2000 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2000 Exercisable/Unexercisable(1)
W. Kirk Hankins	10,000	$4,500	20,000 exercisable 0 unexercisable	$0 exercisable $0 unexercisable
Lorin E. Krueger	10,000	$6,250	20,000 exercisable 0 unexercisable	$0 exercisable $0 unexercisable

(1)
Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock on the date of exercise or year end, as the case may be, as quoted by the American Stock Exchange, multiplied by the number of shares of Common Stock underlying the option.

Compensation to Directors

    The outside directors are paid $500 for attendance at each Board meeting and $300 for each committee meeting, plus expenses. The Board expects to have several meetings in preparation of the Special Meeting. To limit the Company's cost for the compensation of directors for these meetings in the months preceding the Special Meeting, the Board decided that for the months of June, July and August outside directors will receive a flat fee of $1,000 per month and the Chairman of the Board will receive an additional flat fee of $2,000 per month. In addition, the Company's 1997 Stock Option Plan provides for automatic option grants to each director who is not an employee of the Company (a "Non-Employee Director"). Each Non-Employee Director who is elected for the first time as a director is granted a nonqualified option to purchase 3,000 shares of Common Stock. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected shall, as of the date of such re-election or shareholder meeting, automatically be granted a nonqualified option to purchase 3,000 shares of Common Stock. No director shall receive more than one option pursuant to the formula plan in any one fiscal year. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they are immediately exercisable and expire on the earlier of (i) three months after the optionee ceases to be a director (except by death) and (ii) five (5) years after the date of grant. In the event of the death of a Non-Employee Director, any option granted to such Non-Employee Director pursuant to this formula plan may be exercised at any time within six (6) months of the death of such Non-Employee Director or until the date on which the option, by its terms, expires, whichever is earlier. In addition, Mr. de Petra received approximately $6,000 for consulting services he provided to the Company.

Employment Agreements and Termination of Employment Arrangements

    Effective May 31, 2001, W. Kirk Hankins resigned from his positions as Chief Executive Officer and Chief Financial Officer of the Company and from his positions as a member of the Company's Board of Directors and as Chairman of the Board. The Company and Mr. Hankins entered into a Separation Agreement and Release pursuant to which Mr. Hankins releases the Company from any and all claims arising out of or in connection with his employment with the Company. In consideration of this release, the Company agreed to make severance payments to Mr. Hankins in the total amount of One Hundred Fifty Five Thousand Six Hundred Nine and 79/100 Dollars ($155,609.79), less required deductions and withholding. Mr. Hankins will receive this amount in installments payable on the Company's regular payroll dates through June 21, 2002.

    The Company is a party to an Employment Agreement effective January 1, 1999 with Lorin E. Krueger, President and Chief Executive Officer (since June 1, 2001), which agreement's initial term expires December 31, 2003, with additional one-year terms thereafter, unless either party gives notice to the other party 60 days prior to the end of such term that such party wishes to terminate the agreement. The agreement provides for an annual base salary in an amount determined by the Compensation Committee, which amount the Compensation Committee has determined shall remain at $123,600 for 2001. Mr. Krueger is entitled to receive an annual bonus consisting of stock options and/or a cash payment at the sole discretion of the Compensation Committee. If Mr. Krueger terminates his employment for good reason during the two years following a change in control of the Company, he is entitled to an amount equal to the salary and bonus paid to him for the two fiscal years preceding such termination, which amount shall be paid in 24 equal monthly installments. Mr. Krueger has agreed that, during the two-year period following the termination of his employment, except following a change of control as hereinbefore described, he will not (i) compete with the Company, (ii) solicit or communicate with the Company's customers or (iii) solicit any of the Company's employees to leave the Company.

Certain Transactions

    As one of the Company's customers, PeopleNet Communications Corp. purchased products and services from the Company in the amount of $4.3 and $4.5 million during 1999 and 2000, respectively. The Company hopes to continue a similar business relationship with PeopleNet during the current fiscal year. James Legus, a director, served as Chief Executive Officer and Chairman of PeopleNet from 1995 through 1999.

Transactions in the Company's Securities by Certain Persons

    During the two years preceding June 25, 2001, shares of the Company's Common Stock were purchased or sold by the current directors and W. Kirk Hankins as follows:

		Number of Shares
Name
	Date	Purchased*	Sold
S. Robert Dessalet	07/31/98 08/03/98 03/31/99 11/18/99 11/30/99 05/03/00 08/25/00	— — 2,000 — 2,000 2,000 —	2,000 4,000 2,000 2,000 2,000 1,474 1,500
Lorin E. Krueger	05/03/00	10,000	7,369
Kirk P. Hankins	02/22/99 05/03/00	— 22,000	28,000 17,832
W. Kirk Hankins	05/03/00	10,000	8,106

*
All shares were purchased from the Company pursuant to the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 2000, all executive officers, directors and greater than ten-percent beneficial owners complied with the applicable filing requirements.

OTHER BUSINESS

    Under Minnesota law, the business to be transacted at the Special Meeting is limited to the purpose stated in the notice of the meeting unless all of the Company's shareholders have waived notice of the meeting. Any business not included in the stated purpose is voidable unless all shareholders of the Company have waived notice of the meeting in the form required by Minnesota law.

SHAREHOLDER PROPOSALS

    The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules.

    The Company's next annual meeting of shareholders (for the fiscal year ending December 31, 2001) is expected to be held on or about            . Pursuant to the Company's bylaws, shareholder proposals for that meeting must be received by the Secretary of the Company by the later of (i) the close of business on the date ninety (90) days prior to the meeting or (ii) the close of business ten (10) days following the date on which the meeting is first publicly announced. Any shareholder proposals received after such date will be considered untimely.

    All submissions have to comply with certain form requirements set forth in the Company's bylaws and should be made to the Secretary of the Company at the Company's principal offices at 1950 Excel Drive, Mankato, Minnesota 56001.

ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including financial statements, was distributed prior to this Notice of Special Meeting and Proxy Statement.

COST AND METHODS OF SOLICITATION

    The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company.

    As of June 15, 2001, the Company entered into an agreement with Innisfree M&A Incorporated ("Innisfree") to retain Innisfree's services to solicit proxies for this special meeting. Innisfree will receive for its services a fee in the amount of $50,000, plus reimbursement for out-of-pocket expenses. It is expected that Innisfree will use up to approximately 40 people for the solicitation. The Company estimates the total cost for the proxy solicitation, including legal fees, additional director's fees, and printing and mailing of proxy materials, to be $150,000. Depending on the extent of Dyna Technology's activities regarding the solicitation of proxies in connection with the Special Meeting, the final amount of the costs the Company will incur may vary substantially from this estimate.

    In addition to any solicitation made by Innisfree, directors, officers and employees of the Company may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation. The Company will reimburse such directors, officers and employees for their reasonable out-of-pocket expenses related to such solicitation.

    To the Company's knowledge, except as set forth in this Proxy Statement, no participant in the Company's solicitation has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates, or (B) with respect to any future transaction to which the Company or any of its affiliates will or may be a party.

IMPORTANT

    Make sure that you continue to be represented by an experienced, independent Board. Your vote is important. No matter how many shares you own, we urge you to support your Board by submitting a proxy AGAINST Dyna Technology's proposal to remove the current members of the Board without cause and to elect the Dyna Technology nominees as replacements. To support your Board, you need to take the following three steps:

  1.
  SIGN the enclosed WHITE proxy card,
  2.
  DATE the enclosed WHITE proxy card, and
  3.
  MAIL the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

    If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the WHITE proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your shares.

    If you have any questions or need assistance in voting your shares, please call our proxy solicitor Innisfree M&A Incorporated toll-free at 1-888-750-5834.

WINLAND ELECTRONICS, INC.

PROXY
for Special Meeting to be held Tuesday, August 21, 2001

The undersigned hereby appoints LORIN E. KRUEGER and            , and each of them, with full power of substitution, his or her proxies to represent and vote, as designated below, all shares of the Common Stock of Winland Electronics, Inc. registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at                  located at            , Minnesota at            , on Tuesday, August 21, 2001, or at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "AGAINST" THE PROPOSAL.

    To simultaneously remove all incumbent directors from the Board of Directors of the Company and to elect all of the following individuals to serve as directors of the Company:

      Ralph I. Call
      Steven A. Fraley
      Paul R. Holzhueter
      James J. Kamp
      Thompson H. Davis
      Robert L. Ring
      Gerald E. Brown

/ /	AGAINST
/ /	ABSTAIN
/ /	FOR	If you wish to vote for some but not all of the nominees, mark the "For" box at the left and strike out the name(s) of the nominee(s) with respect to whom you wish to withhold authority.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AGAINST  THE AFORESAID PROPOSAL.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Date:	, 2001

Signature
Signature
Title(s)
PLEASE DATE AND SIGN exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.

APPENDIX A

AUDIT COMMITTEE CHARTER
OF
BOARD OF DIRECTORS
OF
WINLAND ELECTRONICS, INC.

Organization

    There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of Directors who are independent of the Management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member.

Statement of Policy

    The Audit Committee shall provide assistance to the Corporate Directors in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, public reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, and the financial management of the corporation.

Responsibilities

    In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirement and are of the highest quality.

    In carrying out these responsibilities the Audit Committee shall:

  •
  Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

  •
  Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

  •
  Review with the independent auditors and the company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

  •
  Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

  •
  Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the corporation's financial accounting and the cooperation that the independent auditors received during the course of the audit.

  •
  Periodically review personnel in the accounting and finance function. In addition, the Committee will ensure that programs are in place for orderly succession thereof.

  •
  Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each meeting with, the Board of Directors.

  •
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain counsel for this purpose if, in its judgment, it is appropriate.

QuickLinks

BACKGROUND TO THE SPECIAL MEETING
DIRECTORS OF THE COMPANY
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
BOARD AND COMMITTEE MEETINGS
REPORT OF AUDIT COMMITTEE
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT
COST AND METHODS OF SOLICITATION
IMPORTANT
AUDIT COMMITTEE CHARTER OF BOARD OF DIRECTORS OF WINLAND ELECTRONICS, INC.